EXHIBIT 21

                              LIST OF SUBSIDIARIES



Name of Subsidiary                               Jurisdiction of Incorporation
------------------                               -----------------------------
Europe Craft Imports, Inc.                       New Jersey
ECI Sportswear, Inc.                             New York


All other subsidiaries of the Registrant, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as of the end of the year covered by this Annual Report, and, therefore, their names have been omitted.